SCHEDULE 14A
                                 (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No. 1)

Filed by the Registrant                      [X]
Filed by a Party other than the Registrant   [ ]

Check the appropriate box:
[ ]  Preliminary proxy statement.
[ ] Confidential, for use of the commission only (as permitted by Rule 14a-6(e)(2)).
[ ]  Definitive proxy statement.
[ ]  Definitive additional materials.
[X]  Soliciting material under Rule 14a-12.

                         J.P. Morgan & Co. Incorporated
                (Name of Registrant as Specified in Its Charter)

                                      N/A
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of filing fee (check the appropriate box):

[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     (1)  Title of each class of securities to which transaction applies:
     (2)  Aggregate number of securities to which transaction applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
     (4)  Proposed maximum aggregate value of transaction:
     (5)  Total fee paid:
[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
     (1)  Amount Previously Paid:
     (2)  Form, Schedule or Registration Statement No.:
     (3)  Filing Party:
     (4)  Date Filed:

This filing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the benefits of the merger between Chase and J.P. Morgan, including future financial and operating results, Chase's plans, objectives, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of J.P. Morgan's and Chase's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the risk that the businesses of Chase and J.P. Morgan will not be combined successfully; the risk that the growth opportunities and cost savings from the merger may not be fully realized or may take longer to realize than expected; the risk that the integration process may result in the disruption of ongoing business or the loss of key employees or may adversely effect relationships with employees and clients; the risk that stockholder or required regulatory approvals of the merger will not be obtained or that adverse regulatory conditions will be imposed in connection with a regulatory approval of the merger; the risk of adverse impacts from an economic downturn; the risks associated with increased competition, unfavorable political or other developments in foreign markets, adverse governmental or regulatory policies, and volatility in securities markets, interest or foreign exchange rates or indices; or other factors impacting operational plans. Additional factors that could cause Chase's and J.P. Morgan's results to differ materially from those described in the forward-looking statements can be found in the 1999 Annual Report on Form 10-K of each of Chase and J.P. Morgan, filed with the Securities and Exchange Commission and available at the Securities and Exchange Commission's internet site (http://www.sec.gov).

Chase has filed a Registration Statement on Form S-4 with the Securities and Exchange Commission containing a preliminary joint proxy statement-prospectus regarding the proposed transaction. Stockholders are urged to read the definitive joint proxy statement-prospectus when it becomes available because it will contain important information. The definitive joint proxy statement-prospectus will be sent to stockholders of Chase and J.P. Morgan seeking their approval of the proposed transaction. Stockholders also will be able to obtain a free copy of the definitive joint proxy statement-prospectus, as well as other filings containing information about Chase and J.P. Morgan, without charge, at the SEC's internet site (http://www.sec.gov). Copies of the definitive joint proxy statement-prospectus and the SEC filings that will be incorporated by reference in the definitive joint proxy statement-prospectus can also be obtained, without charge, by directing a request to The Chase Manhattan Corporation, 270 Park Avenue, New York, NY 10017, Attention: Office of the Corporate Secretary (212-270-6000), or to J.P. Morgan & Co. Incorporated, 60 Wall Street, New York, NY 10260, Attention: Investor Relations (212-483-2323). Information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the materials filed with the SEC by J.P. Morgan and Chase on September 13, 2000 and September 14, 2000, respectively.

J.P. Morgan & Co. Incorporated
60 Wall Street
New York, NY 10260-0060
NYSE: symbol: JPM


--------------------------------------------------------------------------------

News release: IMMEDIATE                                        October 18, 2000


J.P. Morgan reports third quarter 2000 earnings

J.P. Morgan today reported third quarter net income of $514 million, up from $442 million in the third quarter of 1999. Earnings per share were $2.77, an increase of 25% from $2.22 a year ago. Return on common equity was 18% in the quarter compared with 16% in the third quarter of 1999. Net income for the first nine months of 2000 was $1.684 billion compared with $1.546 billion in the same period a year ago. Earnings per share were $9.05 compared with $7.76, an increase of 17%. Return on common equity increased to 20% from 19% in the first nine months of 1999.

Merger Announcement

On September 13, 2000, The Chase Manhattan Corporation and J.P. Morgan & Co. Incorporated announced that they have agreed to merge. The merged firm will be named J.P. Morgan Chase & Co. The transaction is expected to be accounted for as a pooling of interests and to be tax-free to J.P. Morgan and Chase stockholders. The deal is expected to close by the end of the first quarter of 2001 and is subject to approval by shareholders of both companies, as well as by U.S. Federal and state and foreign regulatory authorities.

Highlights for the third quarter:

o Economic value added (EVA) was $227 million, an increase of 170% over the prior year's quarter

o    Revenues of $2.322 billion rose 17% from a year ago

o    Asset Management Services revenues rose 11% on strength in private banking

o Investment Banking revenues increased 16% on growth in capital raising and advisory fees

o Combined revenues in Equities, Interest Rate Markets, and Credit Markets increased $222 million o Proprietary Positioning revenues of $310 million were strong while Equity Investment revenues of $14 million reflected weakness in the telecommunications sector

o    Expenses of $1.609 billion increased 20%

"The diversification of our franchise across markets, products, and regions produced solid results for the quarter," said Douglas A. Warner III, chairman. "As the work on our merger with Chase progresses, we are increasingly optimistic about the growth opportunities and synergies we can realize from our complementary strengths and expanded client franchise."

--------------------------------------------------------------------------------
Press contact:    Joseph M. Evangelisti                            212/648-9589
Investor contact: Ann B. Patton                                    212/648-9446

J.P. Morgan & Co. Incorporated             2


Business segment results

Asset Management Services revenues in the third quarter were $390 million, an increase of 11% over the prior-year period. Private banking revenues were the primary driver of the increase. Revenues from institutional investment management and our equity investment in American Century also rose. Assets under management grew 15% from a year ago to approximately $373 billion at September 30, 2000. This excludes $114 billion of assets under management at American Century, in which we have a 45% interest.

Investment Banking revenues were $426 million in the quarter, up $60 million from the year-ago quarter. Advisory, capital raising, and derivatives origination activities contributed to the increase. For the first nine months of 2000, Thomson Financial Securities Data ranked J.P. Morgan sixth in completed worldwide mergers and acquisitions, with a market share of 16.2%. This compares with a rank of sixth for the 1999 nine months and a share of 13.1%. We ranked sixth among U.S. lead equity underwriters with a market share of 4.3%, compared with sixth and a market share of 5.5% in the 1999 year-to-date period.

Equities revenues increased 78% to $448 million over the prior-year quarter, with equity derivatives the largest contributor to this sector. Revenues from equity derivatives doubled, reflecting sharply higher trading gains across all regions as well as increased client demand, particularly in Europe. Cash equities increased more than 50% on higher volumes in both the U.S. and Europe.

Interest Rate and Currency Markets revenues increased 33% to $426 million over the prior-year quarter because of significantly improved derivatives trading results, primarily in Europe. In the year-ago quarter we had very weak trading results, mainly associated with European markets. Compared to the prior year's quarter, client flows were weaker across most interest rate and currency markets.

Credit Markets revenues were $346 million, down 19% from the prior-year period. While revenues from activities in debt capital markets, structured finance, and Latin America rose, this increase was more than offset by lower revenues from managing our credit risk portfolio. This quarter we recognized valuation gains from improved credit quality in our portfolio, although a lower amount than in last year's quarter, and we recorded mark-to-market losses of approximately $100 million on an equity position taken in a debt restructuring.

Equity Investments revenues were $14 million in the third quarter. The results included realized gains of $118 million on investments in the financial services sector, offset by a reduction of approximately $100 million in unrealized market appreciation, primarily associated with an investment in the telecommunications industry. In the third quarter of 1999, reported revenues were $341 million, mainly as a result of an increase in unrealized appreciation in the portfolio.

Proprietary Positioning revenues were $310 million in the third quarter. Total return - reported revenues and the change in net unrealized value - was $337 million. Proprietary Positioning returns were driven by excellent

J.P. Morgan & Co. Incorporated             3


results in our fixed income and equity relative value portfolios in the U.S. and Europe. In the year-ago quarter Proprietary Positioning revenues were $6 million and total return was a loss of $110 million. The weakness in the year-ago quarter resulted from significant losses in our U.S. government agency investment and Asian portfolios, where we have significantly reduced risk.

Operating expenses

In the third quarter 2000, operating expenses were $1.609 billion, an increase of $268 million from the prior-year period. Compensation expense, the primary driver of the increase, rose because of higher performance-driven compensation and new hires, primarily in Investment Banking, Equities, and our corporate e-finance initiatives. The firm's efficiency ratio was 69% for the quarter and 67% for the year to date.

Income tax expense in the quarter totaled $199 million, based on an effective tax rate of 28%, compared to an effective rate of 31% in last year's quarter. The year-to-date effective tax rate is 33%, compared with 34% for the first nine months of 1999.

Capital

The firm purchased approximately $383 million of its common stock (2.8 million shares) in the third quarter under its October 1999 authorization to repurchase up to $3 billion of common stock. The purchases for the first nine months of 2000 totaled $1.5 billion (11.8 million shares). In conjunction with the merger announcement, the Board of Directors cancelled the $142 million remaining under the October 1999 authorization to purchase up to $3 billion of J.P. Morgan common stock and terminated its dividend reinvestment plan. Excess capital averaged $3.8 billion in the quarter compared with $4.1 billion for second quarter of 2000.

At September 30, 2000, under the Federal Reserve Board's capital adequacy guidelines, J.P. Morgan's estimated tier 1 and total risk-based capital ratios were 8.8% and 12.4%, respectively; the estimated leverage ratio was 4.5%. At June 30, 2000, J.P. Morgan's tier 1 and total risk-based capital ratios were 8.4% and 12.1%, respectively, and the leverage ratio was 4.4%.

                                      # # #

J.P. Morgan is a leading global financial firm that meets critical financial needs for business enterprises, governments, and individuals. The firm advises on corporate strategy and structure, raises capital, makes markets in financial instruments, and manages investment assets. Morgan also commits its own capital to promising enterprises and invests and trades to capture market opportunities.

This release may contain forward-looking statements. Our statements, which reflect management's beliefs and expectations, are subject to risks and uncertainties that may cause actual results to differ materially from these

J.P. Morgan & Co. Incorporated             4


statements. For a discussion of the risks and uncertainties, please refer to the J.P. Morgan & Co. Incorporated 1999 Annual Report.

J.P. Morgan & Co. Incorporated and The Chase Manhattan Corporation will hold a presentation for investors at 11:00 a.m. (Eastern Daylight Time) on Wednesday, October 18 to review their respective financial results for the quarter ended September 30, 2000. A live audio webcast of the presentation will be available on the Internet at www.jpmorgan.com or www.chase.com. In addition persons interested in listening to the presentation by telephone may dial in at 973-872-3100.

Attached are tables with our segment results; a financial summary; interim consolidated financial statements, which are unaudited; and asset quality tables. J.P. Morgan news releases, including quarterly financial results and a historical financial summary, are available on the Internet at www.jpmorgan.com.

Segment Results
J.P. Morgan & Co. Incorporated

The following table reflects our current management reporting structure. For a description of our segments, please refer to the J.P. Morgan & Co. Incorporated 1999 Annual Report.

                                                                                    Increase/      Increase /     Increase /
                               Third    Third       Second      Nine      Nine     (Decrease),     (Decrease),    (Decrease),
                              Quarter  Quarter      Quarter    Months    Months     3Q 2000 vs.    3Q 2000 vs.    YTD 2000 vs.
                               2000      1999        2000       2000      1999      3Q 1999        2Q 2000        YTD 1999
------------------------------------------------------------------------------------------------------------------------------
Investment Banking
Total revenues                 $426      $366        $426     $1,304    $1,102          $60             $ -         $202
Total expenses                  368       292         383      1,160       893           76             (15)         267
                              ------------------------------------------------------------------------------------------------
Pretax income                    58        74          43        144       209          (16)             15          (65)
                              ------------------------------------------------------------------------------------------------
Pretax EVA                       22        50          19         57       138          (28)              3          (81)
                              ------------------------------------------------------------------------------------------------
Average required economic
  capital                       918       517         631        730       521          401             287          209
                              ------------------------------------------------------------------------------------------------

Equities
Total revenues                  448       252         504      1,536       892          196             (56)         644
Total expenses                  263       168         297        821       546           95             (34)         275
                              ------------------------------------------------------------------------------------------------
Pretax income                   185        84         207        715       346          101             (22)         369
                              ------------------------------------------------------------------------------------------------
Pretax EVA                      152        51         162        595       241          101             (10)         354
                              ------------------------------------------------------------------------------------------------
Average required economic
  capital                       708       524         762        734       598          184             (54)         136
                              ------------------------------------------------------------------------------------------------

Interest Rate & Currency Markets
Total revenues                  426       321         384      1,299     1,530          105              42         (231)
Total expenses                  282       288         280        896       968           (6)              2          (72)
                              ------------------------------------------------------------------------------------------------
Pretax income                   144        33         104        403       562          111              40         (159)
                              ------------------------------------------------------------------------------------------------
Pretax EVA                       64       (65)         15        111       255          129              49         (144)
                              ------------------------------------------------------------------------------------------------
Average required economic
  capital                     1,616     2,012       1,789      1,712     2,042         (396)           (173)        (330)
                              ------------------------------------------------------------------------------------------------

Credit Markets
Total revenues                  346       425         348      1,244     1,752          (79)             (2)        (508)
Total expenses                  189       153         164        615       633           36              25          (18)
                              ------------------------------------------------------------------------------------------------
Pretax income                   157       272         184        629     1,119         (115)            (27)        (490)
                              ------------------------------------------------------------------------------------------------
Pretax EVA                        6       135          76        242       609         (129)            (70)        (367)
                              ------------------------------------------------------------------------------------------------
Average required economic
  capital                     4,181     3,716       3,709      3,864     4,225          465             472         (361)
                              ------------------------------------------------------------------------------------------------

Equity Investments
Total revenues                   14       341         145        312       333         (327)           (131)         (21)
Total expenses                   28        52          26         99        79          (24)              2           20
                              ------------------------------------------------------------------------------------------------
Pretax income                   (14)      289         119        213       254         (303)           (133)         (41)
                              ------------------------------------------------------------------------------------------------
Pretax EVA                     (115)      164          35         (2)      104         (279)           (150)        (106)
                              ------------------------------------------------------------------------------------------------
Average required economic
  capital                     1,523     1,488       1,661      1,689     1,377           35            (138)         312
                              ------------------------------------------------------------------------------------------------

Proprietary Positioning
Total revenues                  310         6         283        781       156          304              27          625
Total expenses                   72        37          53        181       112           35              19           69
                              ------------------------------------------------------------------------------------------------
Pretax income                   238       (31)        230        600        44          269               8          556
                              ------------------------------------------------------------------------------------------------
Pretax EVA                      235      (193)        197        582      (382)         428              38          964
                              ------------------------------------------------------------------------------------------------
Average required economic
  capital                       347     1,503         489        444     2,111       (1,156)           (142)      (1,667)
                              ------------------------------------------------------------------------------------------------

Asset Management Services
Total revenues                  390       350         409      1,206     1,002           40             (19)         204
Total expenses                  302       276         300        905       801           26               2          104
                              ------------------------------------------------------------------------------------------------
Pretax income                    88        74         109        301       201           14             (21)         100
                              ------------------------------------------------------------------------------------------------
Pretax EVA                       60        56          87        230       147            4             (27)          83
                              ------------------------------------------------------------------------------------------------
Average required economic
  capital                       620       565         590        595       553           55              30           42
                              ------------------------------------------------------------------------------------------------

Corporate
Total revenues                  (38)      (76)        (20)       (45)     (100)          38             (18)          55
Total expenses                  105        75         157        447       293           30             (52)         154
                              ------------------------------------------------------------------------------------------------
Pretax income                  (143)     (151)       (177)      (492)     (393)           8              34          (99)
                              ------------------------------------------------------------------------------------------------
Pretax EVA                     (112)      (97)       (207)      (559)     (258)         (15)             95         (301)
                              ------------------------------------------------------------------------------------------------
Average required economic
  capital                    (1,198)   (1,122)     (1,273)    (1,239)   (1,316)         (76)             75           77
                              ------------------------------------------------------------------------------------------------

Consolidated
Total revenues                2,322     1,985       2,479      7,637     6,667          337            (157)         970
Total expenses                1,609     1,341       1,660      5,124     4,325          268             (51)         799
                              ------------------------------------------------------------------------------------------------
Pretax income                   713       644         819      2,513     2,342           69            (106)         171
                              ------------------------------------------------------------------------------------------------
Pretax EVA                      312       101         384      1,256       854          211             (72)         402
Average required economic
  capital                     8,715     9,203       8,358      8,529    10,111         (488)            357       (1,582)
                              ------------------------------------------------------------------------------------------------

J.P. Morgan & Co. Incorporated


Notes to segment results table:

-- We define economic value added (EVA) as operating income, adjusted to reflect certain segments on a total return basis, less preferred stock dividends and a charge for the cost of equity capital. The firm's cost of equity capital is currently estimated at 10.5%.

-- Corporate includes revenues and expenses related to Euroclear activities, as follows:

 In millions        Third     Third    Second     Nine     Nine
                   Quarter   Quarter   Quarter   Months   Months
                    2000      1999      2000      2000     1999
-------------------------------------------------------------------
Total revenues      $87       $58       $81       $244     $188
Total expenses        8         8         4         21       20
-------------------------------------------------------------------
Pretax income        79        50        77        223      168
-------------------------------------------------------------------

Required versus available capital
J.P. Morgan & Co. Incorporated

 In millions                                 Third Quarter     Nine Months
                                                2000              2000
--------------------------------------------------------------------------
Average common equity                           $11,030         $10,853
Trust preferred securities                        1,150           1,150
Fixed and adjustable preferred stock                444             444
Other adjustments                                  (101)            (71)
--------------------------------------------------------------------------
Total available capital                          12,523          12,376
--------------------------------------------------------------------------
Total required economic capital of
  business segments                               9,913           9,768
Corporate                                         1,272           1,282
Diversification                                  (2,470)         (2,521)
--------------------------------------------------------------------------
Total required economic capital                   8,715           8,529
--------------------------------------------------------------------------
Excess available capital                          3,808           3,847
--------------------------------------------------------------------------

Advisory and underwriting fees
J.P. Morgan & Co. Incorporated

--------------------------------------------------------------------------------
                         Advisory    Underwriting revenue    Total advisory and
In millions                fees      and syndication fees    underwriting fees
--------------------------------------------------------------------------------
Third Quarter 2000        $ 195            $ 205                  $  400
Third Quarter 1999          204              194                     398
Second Quarter 2000         249              219                     468
--------------------------------------------------------------------------------
Nine Months 2000            680              731                   1,411
Nine Months 1999            560              685                   1,245
--------------------------------------------------------------------------------

J.P. Morgan & Co. Incorporated

Financial Summary
J.P. Morgan & Co. Incorporated
--------------------------------------------------------------------------------
Dollars in millions, except share data

                                                                                   Second
                                                     Third Quarter                 Quarter                  Nine Months
                                             ----------------------------        -----------       -----------------------------
                                                2000             1999               2000              2000              1999
                                             -----------------------------------------------------------------------------------
Net Income                                          $514             $442               $542            $1,684            $1,546
Economic value added (EVA) - after taxes             227               84                258               843               564
Per common share:
Net income
    Basic                                          $2.97            $2.39              $3.10             $9.64             $8.33
    Diluted                                         2.77             2.22               2.90              9.05              7.76
Dividends declared                                  1.00             0.99               1.00              3.00              2.97
Book value                                        $62.31           $58.42             $60.76
--------------------------------------------------------------------------------------------------------------------------------
Common shares issued and outstanding
    at period-end                            159,770,014      174,880,978        159,869,519
--------------------------------------------------------------------------------------------------------------------------------
Weighted-average number of common
    and dilutive potential common shares
    outstanding                              181,478,885      194,671,633        183,730,614       182,933,133       195,864,571
--------------------------------------------------------------------------------------------------------------------------------
Dividends declared on common stock                  $160             $174               $159              $482              $523
Dividends declared on preferred stock                 10                7                 10                29                25
--------------------------------------------------------------------------------------------------------------------------------
Annualized rate of return on average
    common stockholders' equity                     18.2  %          15.6  %            19.6  %           20.4  %           18.6  %
As % of period-end total assets:
    Common equity                                    4.0  %           4.4  %             4.2  %
    Total equity                                     4.3              4.7                4.4
--------------------------------------------------------------------------------------------------------------------------------
Regulatory capital ratios  (a)
    Tier 1 risk-based capital ratio                  8.8  %           9.1  %             8.4  %
    Total risk-based capital ratio                  12.4             13.2               12.1
    Leverage ratio                                   4.5              4.8                4.4
Risk-adjusted assets  (a)                        138,049          134,941            140,354
--------------------------------------------------------------------------------------------------------------------------------
Average balances
    Debt investment securities (b)                $5,851          $27,316             $7,263            $8,589            30,196
    Loans                                         26,103           26,026             26,399            26,384            26,358
    Total interest-earning assets                195,702          190,178            194,812           192,038           193,217
    Total assets                                 270,425          255,909            271,254           267,390           264,009
    Total interest-bearing liabilities           185,267          183,154            184,591           182,066           187,522
    Total liabilities                            258,701          244,141            259,663           255,843           252,369
    Common stockholders' equity                   11,030           11,074             10,897            10,853            10,946
    Total stockholders' equity                    11,724           11,768             11,591            11,547            11,640
Net interest earnings before credit loss             361              405                393             1,225             1,260
    provisions (fully taxable basis)
Net yield on interest-earning assets                0.73  %          0.84  %            0.81  %           0.85  %           0.87  %
--------------------------------------------------------------------------------------------------------------------------------
Employees at period-end                           17,044           15,287             15,988
--------------------------------------------------------------------------------------------------------------------------------

(a) Regulatory capital ratios and risk-adjusted assets are estimates at September 30, 2000.

(b) Average debt investment securities are computed on historical amortized cost, excluding the effects of SFAS No. 115 adjustments.

J.P. Morgan & Co. Incorporated

Consolidated statement of income
J.P. Morgan & Co. Incorporated
--------------------------------------------------------------------------------

In millions, except share data
                                                                             Three months ended
                                             -------------------------------------------------------------------------------------
                                             September 30        September 30          Increase/          June 30       Increase/
                                                     2000                1999          (Decrease)            2000       (Decrease)
                                             -------------------------------------------------------------------------------------
Net interest revenue
Interest revenue                                   $3,354              $2,783               $571           $3,244            $110
Interest expense                                    3,004               2,394                610            2,865             139
----------------------------------------------------------------------------------------------------------------------------------
Net interest revenue                                  350                 389                (39)             379             (29)
Reversal of provision for loan losses                  (7)                (45)                38               (4)             (3)
----------------------------------------------------------------------------------------------------------------------------------
Net interest revenue after loan
  loss provisions                                     357                 434                (77)             383             (26)

Noninterest revenues
Trading revenue                                       852                 424                428              906             (54)
Advisory and underwriting fees                        400                 398                  2              468             (68)
Investment management fees                            284                 270                 14              303             (19)
Fees and commissions                                  233                 206                 27              232               1
Investment securities (loss) / revenue                 (1)                271               (272)             128            (129)
Other revenue / (loss)                                197 (a)             (18)(a)            215               59 (b)         138
----------------------------------------------------------------------------------------------------------------------------------
Total noninterest revenues                          1,965               1,551                414            2,096            (131)

Total revenues, net                                 2,322               1,985                337            2,479            (157)

Operating expenses
Employee compensation and benefits                  1,118                 889                229            1,097              21
Net occupancy                                          91                  82                  9               81              10
Technology and communications                         247                 229                 18              246               1
Other expenses                                        153                 141                 12              236             (83)
----------------------------------------------------------------------------------------------------------------------------------
Total operating expenses                            1,609               1,341                268            1,660             (51)

Income before income taxes                            713                 644                 69              819            (106)
Income taxes                                          199                 202                 (3)             277             (78)
----------------------------------------------------------------------------------------------------------------------------------
Net income                                            514                 442                 72              542             (28)

Per common share
Net income:
     Basic                                          $2.97               $2.39              $0.58            $3.10          ($0.13)
     Diluted                                         2.77                2.22               0.55             2.90           (0.13)
Dividends declared                                   1.00                0.99               0.01             1.00               -
----------------------------------------------------------------------------------------------------------------------------------


(a) Includes a reversal of provision for credit losses on lending commitments of $29 million and $15 million for the three months ended September 30, 2000 and 1999, respectively.

(b) Includes a provision for credit losses on lending commitments of $37 million for the three months ended June 30, 2000.

J.P. Morgan & Co. Incorporated

Consolidated statement of income
J.P. Morgan & Co. Incorporated
--------------------------------------------------------------------------------

In millions, except share data
                                                                   Nine months ended
                                              ---------------------------------------------------------
                                                September 30          September 30           Increase/
                                                        2000                  1999           (Decrease)
                                              ---------------------------------------------------------
Net interest revenue
Interest revenue                                      $9,629                $8,253              $1,376
Interest expense                                       8,447                 7,050               1,397
-------------------------------------------------------------------------------------------------------
Net interest revenue                                   1,182                 1,203                 (21)
Reversal of provision for loan losses                    (11)                 (150)                139
-------------------------------------------------------------------------------------------------------
Net interest revenue after loan
  loss provisions                                      1,193                 1,353                (160)

Noninterest revenues
Trading revenue                                        2,708                 2,361                 347
Advisory and underwriting fees                         1,411                 1,245                 166
Investment management fees                               863                   776                  87
Fees and commissions                                     749                   611                 138
Investment securities revenue                            284                   201                  83
Other revenue                                            429 (a)               120 (a)             309
-------------------------------------------------------------------------------------------------------
Total noninterest revenues                             6,444                 5,314               1,130

Total revenues, net                                    7,637                 6,667                 970

Operating expenses
Employee compensation and benefits                     3,515                 2,955                 560
Net occupancy                                            254                   244                  10
Technology and communications                            751                   707                  44
Other expenses                                           604                   419                 185
-------------------------------------------------------------------------------------------------------
Total operating expenses                               5,124                 4,325                 799

Income before income taxes                             2,513                 2,342                 171
Income taxes                                             829                   796                  33
-------------------------------------------------------------------------------------------------------
Net income                                             1,684                 1,546                 138

Per common share
Net income:
     Basic                                             $9.64                 $8.33               $1.31
     Diluted                                            9.05                  7.76                1.29
Dividends declared                                      3.00                  2.97                0.03
-------------------------------------------------------------------------------------------------------

(a) Includes a net provision for credit losses on lending commitments of $9 million and $20 million for the nine months ended September 30, 2000 and 1999, respectively.

J.P. Morgan & Co. Incorporated

Consolidated balance sheet (preliminary)
J.P. Morgan & Co. Incorporated

------------------------------------------------------------------------------------------------------------------------------------
In millions, except share data                                                             September 30      June 30    December 31
                                                                                                2000            2000           1999
------------------------------------------------------------------------------------------------------------------------------------
Assets

Cash and due from banks                                                                        $ 881        $  2,498       $  2,463
Interest-earning deposits with banks                                                           5,156           5,122          2,345
Debt investment securities available-for-sale                                                  5,050           5,920         14,286
Equity investment securities                                                                   1,484           1,738          1,734
Trading account assets (including derivative receivables of $35,549 at September 2000, $39,115 at June 2000
   and $43,658 at December 1999)                                                             140,428         124,391        117,592
Securities purchased under agreements to resell ($42,713 at September 2000,
   $41,910 at June 2000 and
   $34,470 at December 1999) and federal funds sold                                           43,788          43,010         35,970
Securities borrowed                                                                           34,874          33,359         34,716
Loans, net of allowance for loan losses of $258 at September 2000,
   $283 at June 2000 and  $281 at December 1999                                               26,729          26,898         26,568
Accrued interest and accounts receivable                                                       6,050           6,654         10,119
Premises and equipment, net of accumulated depreciation of $1,271 at
      September 2000, $1,361 at June 2000
      and $1,319 at December 1999                                                              2,086           2,038          1,997
Other assets                                                                                  15,155          14,695         13,108
------------------------------------------------------------------------------------------------------------------------------------
Total assets                                                                                 281,681         266,323        260,898
------------------------------------------------------------------------------------------------------------------------------------

Liabilities

Deposits (including interest-bearing deposits of $38,402 at September 2000,
   $43,873 at June 2000 and $43,922 at December 1999)                                         40,184          46,511         45,319
Trading account liabilities (including derivative payables of $37,886 at
   September 2000, $40,193 at June 2000 and $44,976 at December 1999)                         83,537          81,324         80,417
Securities sold under agreements to repurchase ($82,748 at
     September 2000, $67,228 at June 2000 and
     $58,950 at December 1999) and federal funds purchased                                    83,267          67,600         59,693
Commercial paper                                                                              12,124           8,152         11,854
Other liabilities for borrowed money                                                          12,813           9,709         10,258
Accounts payable and accrued expenses                                                         10,366          10,730         10,621
Long-term debt not qualifying as risk-based capital                                           16,486          18,025         19,048
Other liabilities, including allowance for credit losses of $134 at
   September 2000, $163 at June 2000 and $125 at December 1999                                 4,801           6,383          5,897
------------------------------------------------------------------------------------------------------------------------------------
                                                                                             263,578         248,434        243,107

Liabilities qualifying as risk-based capital:

Long-term debt                                                                                 4,991           4,988          5,202
Company-obligated mandatorily redeemable preferred securities of subsidiaries                  1,150           1,150          1,150
------------------------------------------------------------------------------------------------------------------------------------
Total liabilities                                                                            269,719         254,572        249,459

Stockholders' equity

Preferred stock (authorized shares: 10,000,000)
   Adjustable rate cumulative preferred stock, $100 par value (issued: 2,444,300)                244             244            244
   Variable cumulative preferred stock, $1,000 par value (issued and outstanding: 250,000)       250             250            250
   Fixed cumulative preferred stock, $500 par value (issued and outstanding: 400,000)            200             200            200
Common stock, $2.50 par value (authorized shares: 500,000,000; issued:
   200,998,455 at September 2000, June 2000 and December 1999)                                   502           502
Capital surplus                                                                                1,211           1,229          1,249
Common stock issuable under stock award plans                                                  2,157           2,152          2,002
Retained earnings                                                                             12,052          11,717         10,908
Accumulated other comprehensive income:
   Net unrealized gains on investment securities, net of taxes                                    25              53             44
   Foreign currency translation, net of taxes                                                    (15)            (14)           (18)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                              16,626          16,333         15,381
Less: treasury stock (41,228,441 common shares and 15,000 preferred shares at September 2000,
   41,128,936 common shares and 15,000 preferred shares at June 2000 and 36,200,897
   common shares at December 1999) at cost                                                     4,664           4,582         3,942
------------------------------------------------------------------------------------------------------------------------------------
Total stockholders' equity                                                                    11,962          11,751        11,439
------------------------------------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity                                                   281,681         266,323       260,898
------------------------------------------------------------------------------------------------------------------------------------

                                       11
Credit Exposures (preliminary)
J.P. Morgan & Co. Incorporated

Credit exposure (preliminary)

                                                       September 30, 2000                            December 31, 1999
                                        ---------------------------------            ---------------------------------
   In billions                          Carrying value         Fair value            Carrying value         Fair value
----------------------------------------------------------------------------------------------------------------------
   Derivatives                             $35.5 (a)             $35.5                  $43.7 (a)              $43.7
   Loans and lending commitments            26.6 (b)              26.7                   26.4 (b)               26.5
----------------------------------------------------------------------------------------------------------------------
   Total credit exposures   (c)             62.1                  62.2                   70.1                   70.2
----------------------------------------------------------------------------------------------------------------------

(a) Carried at fair value on the balance sheet with changes in fair value recorded in the income statement. Includes credit valuation adjustment as of September 30, 2000 and December 31, 1999 of $617 million and $670 million, respectively.

(b) Amount net of allowance for credit losses of $392 million as of September 30, 2000 and $406 million as of December 31, 1999. Carrying value excludes the notional value of lending commitments, which are off-balance-sheet instruments.

(c) Substantially all credit risk related to derivatives, loans, and lending commitment exposures are managed by the Credit Markets segment.

Credit exposure before and after collateral (preliminary)

                                                                                                 After collateral and(b)tting
-----------------------------------------------------------------------------------------------------------------------------
                                    September 30, 2000     December 31, 1999     September 30, 2000         December 31, 1999
   In billions                          Gross Exposure        Gross Exposure           Net Exposure              Net Exposure
-----------------------------------------------------------------------------------------------------------------------------
   Derivatives                               $35.5(a)            $43.7(a)                $30.2(a)                    $37.7(a)
   Loans   (c)                                27.0                26.8                    18.8                        18.9
-----------------------------------------------------------------------------------------------------------------------------

(a) Includes the benefit of master netting agreements of $79.9 billion and $94.0 billion at September 30, 2000 and December 31, 1999, respectively.

(b) Collateral held consisting of highly rated liquid securities (U.S. government securities) and cash was as follows: derivatives - $5.3 billion (September 30, 2000) and $6 billion (December 31, 1999); and loans - $8.2 billion (September 30, 2000) and $7.9 billion (December 31, 1999).

(c)  Before allowance for credit losses.

Counterparty credit quality (preliminary)

                                                                                               Loans and lending
                                                      Derivatives                                    commitments
                         ----------------------------------------     ------------------------------------------
                         September 30, 2000     December 31, 1999     September 30, 2000       December 31, 1999
----------------------------------------------------------------------------------------------------------------
   AAA, AA                        52%                  52%                     42%                    43%
   A                              34                   31                       31                     29
   BBB                             9                   12                       16                     18
   BB or below                     5                    5                       11                     10
----------------------------------------------------------------------------------------------------------------
                                 100                  100                      100                    100
----------------------------------------------------------------------------------------------------------------

Estimated percentages of credit exposures by counterparty credit rating based on internal credit ratings. Ratings of AAA, AA, A and BBB represent investment-grade ratings and are analogous to those of public rating agencies in the United States. Credit exposures reflect the benefits of master netting agreements, collateral, and purchased credit protection (i.e. credit derivatives).


Equity investment securities
J.P. Morgan & Co. Incorporated

     The following table shows gross unrealized gains and losses, a comparison of the cost, fair value and carrying value of marketable, nonmarketable, and SBIC (small business investment company) securities portfolios of J.P. Morgan consolidated. A substantial portion of these are included in our Equity Investments segment.

   In millions: September 30                     Marketable      Nonmarketable                   SBIC securities
----------------------------------------------------------------------------------------------------------------
   Accounting                     Fair value through equity               Cost       Fair value through earnings
----------------------------------------------------------------------------------------------------------------
   Cost                                          $198               $774                         $303
----------------------------------------------------------------------------------------------------------------
   Gross unrealized gains                          36                 88                          185
   Gross unrealized losses                        (12)               (13)                           -
----------------------------------------------------------------------------------------------------------------
   Net unrealized gains                            24                 75                          185
----------------------------------------------------------------------------------------------------------------
   Fair value                                     222                849                          488
----------------------------------------------------------------------------------------------------------------
   Carrying value on balance sheet                222                774                          488
----------------------------------------------------------------------------------------------------------------

                                       12
J.P. Morgan & Co. Incorporated
Asset Quality

Impaired loans
J.P. Morgan & Co. Incorporated

                                                   September 30,        June 30,        September 30,
In millions                                             2000                2000              1999
-----------------------------------------------------------------------------------------------------
Impaired loans:
   Commercial and industrial                            $113                $122              $131
   Other                                                  15                  18                38
-----------------------------------------------------------------------------------------------------
Total impaired loans                                     128                 140               169
-----------------------------------------------------------------------------------------------------


Allowances for credit losses
J.P. Morgan & Co. Incorporated

Allowance for loan losses
-----------------------------------------------------------------------------------------------------------------------------
                                                    Third Quarter     Nine Months Ended    Third Quarter   Nine Months Ended
In millions                                              2000        September 30, 2000          1999     September 30, 1999
-----------------------------------------------------------------------------------------------------------------------------
Beginning balance                                        $283                  $281              $335                 $470
-----------------------------------------------------------------------------------------------------------------------------
(Reversal of provision) for loan losses                    (7)                  (11)              (45)                (150)
-----------------------------------------------------------------------------------------------------------------------------
Recoveries                                                  -                    12                17                   23
Charge-offs: (a)
   Commercial and industrial                               (5)                   (5)               (6)                 (16)
   Other, primarily other financial institutions          (13)                  (19)                -                  (26)
-----------------------------------------------------------------------------------------------------------------------------
Net (charge-offs) / recoveries                            (18)                  (12)               11                  (19)
-----------------------------------------------------------------------------------------------------------------------------
Ending balance                                            258                   258               301                  301
-----------------------------------------------------------------------------------------------------------------------------

(a) Charge-offs include losses on loan sales of $6 million for the three and nine months ended September 30, 2000. Charge-offs include losses on loan sales of $3 million for the three months ended September 30, 1999. Charge-offs include losses on loan sales, primarily banks and other financial institutions, of $33 million for the nine months ended September 30, 1999.


Components of the allowance for loan losses
--------------------------------------------------------------------------------------------------
                                                 September 30,         June 30,     September 30,
In millions                                              2000              2000              1999
--------------------------------------------------------------------------------------------------
Specific counterparty components in the U.S.              $ 6               $ 9               $ 9
Specific counterparty components outside the U.S.          65                66                23
--------------------------------------------------------------------------------------------------
Total specific counterparty                                71                75                32
Expected loss                                             187               208               269
--------------------------------------------------------------------------------------------------
Total allowance                                           258               283               301
--------------------------------------------------------------------------------------------------


Allowance for credit losses on lending commitments*
-----------------------------------------------------------------------------------------------------------------------------
                                                Third Quarter      Nine Months Ended    Third Quarter      Nine Months Ended
In millions                                              2000     September 30, 2000             1999     September 30, 1999
-----------------------------------------------------------------------------------------------------------------------------
Beginning balance                                        $163                  $125              $160                 $125
-----------------------------------------------------------------------------------------------------------------------------
(Reversal of provision) provision for credit losses       (29)                    9               (15)                  20
-----------------------------------------------------------------------------------------------------------------------------
Ending balance                                            134                   134               145                  145
-----------------------------------------------------------------------------------------------------------------------------


Components of the allowance for credit losses on lending commitments*
-----------------------------------------------------------------------------------------------------
                                                 September 30,             June 30,      September 30,
In millions                                              2000                  2000              1999
-----------------------------------------------------------------------------------------------------
Specific counterparty components in the U.S.              $ 2                  $ 19              $ 20
-----------------------------------------------------------------------------------------------------
Specific counterparty components outside the U.S.           4                     4                 3
-----------------------------------------------------------------------------------------------------
Total specific counterparty                                 6                    23                23
-----------------------------------------------------------------------------------------------------
Expected loss                                             128                   140               122
-----------------------------------------------------------------------------------------------------
Total allowance                                           134                   163               145
-----------------------------------------------------------------------------------------------------

* Includes commitments to extend credit, standby letters of credit, and guarantees.